Exhibit 99.1

Gary R. Enzor Named Chairman of Quality Distribution, Inc. and Alan H. Schumacher Named Lead Independent Director

TAMPA, Fla., Aug. 15, 2013 — Quality Distribution, Inc. (Nasdaq: QLTY) (“Quality”) announced today that its Board of Directors has elected Chief Executive Officer Gary R. Enzor as its new chairman of the Board of Directors and named Alan H. Schumacher to the newly created position of lead independent director, effective immediately. Mr. Enzor succeeds Thomas M. White who, as previously announced, resigned from the Board in connection with the recently completed share sale by certain shareholders, including Apollo Global Management, LLC.

“Gary has been CEO of Quality for six years and during that time has proven himself with outstanding leadership and understanding of the logistics industry,” said Mr. Schumacher. “I am pleased that Gary has accepted the additional leadership position of chairman of the Board. His strategic leadership and deep industry knowledge will be of great benefit to both the company and to our shareholders in this added role.”

Mr. Enzor has been CEO of Quality since 2007 and been a member of the Board of Directors since 2008. Prior to joining the company, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. and held executive positions with Dell Computer and Honeywell.

The Board named Mr. Schumacher to the newly-created position of lead independent director as a continuation of Quality’s focus on sound corporate governance and to maintain strong oversight by the Board’s independent directors. As lead independent director, Mr. Schumacher will preside over executive sessions of the independent directors and work closely with the chairman. Four of the five members of the Board are independent.

“Alan has distinguished himself as chair of our Audit Committee over the last nine years and his knowledge, experience and insights will serve us well in his new role as lead independent director. Alan’s new role will also further our strong governance practices and ensure an independent leadership voice, while facilitating the Board’s productivity and efficiency,” said Mr. Enzor.

Schumacher has been a director of Quality since May 2004. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 to 2012. From 1977 to 2000, he served in various financial positions at American National Can and American National Can Group, the last four years serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is a director of BlueLinx Holdings, Inc., EVERTEC, Inc., North American Bus Industries, School Bus Holdings, Inc. and Noranda Aluminum Holding Corporation.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water, and production fluids, through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195